                                                                               Exhibit 12
                                                                               Page 1 of 2

                                 JERSEY CENTRAL POWER & LIGHT COMPANY
                 STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                            (In Thousands)
                                               UNAUDITED
                                                         Three Months Ended
                                                  March 31, 1993    March 31, 1994
            OPERATING REVENUES                        $448 634         $486 910

            OPERATING EXPENSES                         385 510          394 135
                Interest portion
                of rentals (A)                           2 289            2 833
                  Net expense                          383 221          391 302

            OTHER INCOME:
                Allowance for funds
                  used during
                  construction                           1 564              707
                Other income, net                        4 496           15 434
                  Total other income                     6 060           16 141

            EARNINGS AVAILABLE FOR FIXED
              CHARGES AND PREFERRED
              STOCK DIVIDENDS
              (excluding taxes
              based on income)                        $ 71 473         $111 749

            FIXED CHARGES:
                Interest on funded
                  indebtedness                        $ 23 934         $ 23 715
                Other interest                             918            5 313
                Interest portion
                  of rentals (A)                         2 289            2 833
                   Total fixed charges                $ 27 141         $ 31 861

            RATIO OF EARNINGS TO
              FIXED CHARGES                               2.63             3.51

            Preferred stock dividend
              requirement                                4 706            3 699
            Ratio of income before
              provision for income
              taxes to net income (B)                    143.8%           150.5%
            Preferred stock dividend
              requirement on a pretax
              basis                                      6 767            5 567
            Fixed charges, as above                     27 141           31 861
                   Total fixed charges
                     and preferred
                     stock dividends                  $ 33 908         $ 37 428

            RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES
              AND PREFERRED STOCK DIVIDENDS               2.11             2.99

                                                                            Exhibit 12
                                                                            Page 2 of 2




                                 JERSEY CENTRAL POWER & LIGHT COMPANY
                 STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                            (In Thousands)
                                               UNAUDITED





            NOTES:


            (A) The Company has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

            (B) Represents income before provision for income taxes of $79,888 and
                $44,332, for the three months ended March 31, 1994 and March 31, 1993, respectively, divided by net income of $53,097 and $30,830, respectively.

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